SUB-ITEM 77D

                        COMPASS 2 AND 3 VARIABLE ACCOUNTS

Money Market Variable Account added disclosure regarding U.S. dollar-denominated securities of foreign issuers, and Managed Sectors Variable Account added disclosure regarding short sales, as described in the prospectus contained in Post-Effective Amendment No. 31 to the Registration Statement (File No. 2-79141), as filed with the Securities and Exchange Commission via EDGAR on April 30, 2003. Such description is incorporated herein by reference.

Money Market Variable Account added disclosure regarding the percentage limitation of U.S. dollar-denominated securities of foreign issuers to 35% of net assets. Managed Sectors Variable Account added disclosure regarding the percentage limitation of Lower Rated Bonds to up to (but not including) 10% of net assets and the percentage limitation of Short Sales to up to 15% of net assets. Capital Appreciation Variable Account and Total Return Variable Account added disclosure regarding the percentage limitation of Short Sales to 5% of net assets. Such disclosure is described in the statement of additional information contained in Post-Effective Amendment No. 31 to the Registration Statement (File No. 2-79141), as filed with the Securities and Exchange Commission via EDGAR on April 30, 2003. Such description is incorporated herein by reference